Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Specialty Copper Listco plc on Form F-4 of our report dated May 6, 2024, with respect to our audits of the combined financial statements of cunova core business as of December 31, 2023 and 2022 and for the year ended December 31, 2023, and for the period from February 1, 2022 to December 31, 2022 (Successor), and for the period from January 1, 2022 to January 31, 2022 (Predecessor), which report appears in the Prospectus as part of this Registration Statement. Our report includes an emphasis of matter paragraph relating to the basis of combination to the combined financial statements.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

May 15, 2024